Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-274058 and 333-274058-01 on Form F-4 of our reports dated March 24, 2023 relating to the financial statements of Brookfield Corporation (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of the Corporation for the year ended December 31, 2022. We also consent to the reference to us under the heading “Interests of Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

October 11, 2023